EXHIBIT 10.6

Loan #2012-SGL-2701

PROMISSORY NOTE

$250,000.00	December 14, 2011

FOR VALUE RECEIVED the undersigned (the “Company”) promises to pay to the order of the NORTH CAROLINA BIOTECHNOLOGY CENTER (the “Center”) the principal sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (or, if less, the amount of the loan to the Company pursuant to the Loan Agreement, referenced below) with interest from the date of each principal advance made hereunder, interest to be calculated at the rate of four and one quarter percent (4.25%) per annum, compounded annually, on the unpaid balance of principal and interest until paid or until default, both principal and interest payable in lawful money of the United States of American, at the office of the North Carolina Biotechnology Center, 15 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709, or at such place as the Center or its assignee hereof may designate in writing. The principal shall be due and payable in annual installments (each, a “Principal Installment”) in the amount of five percent (5%) of the outstanding principal as of the date of the Principal Installment. The Principal Installments shall commence on the anniversary of the Loan Agreement referenced below, and shall continue annually on the same day of each calendar period thereafter until December 13, 2014 (the “Maturity Date”). Accrued interest, all outstanding principal, and any other amounts due hereunder and pursuant to the Loan Agreement shall be due and payable in full on the Maturity Date.

Unless otherwise provided, this Promissory Note (this “Note”) may be prepaid in full or in part at any time without penalty or premium. The Center does not intend to charge and the Company shall not be required to pay any amount of interest or other fees or charges in excess of the maximum permitted by applicable law.

This Note is given pursuant to Loan Agreement #2012-SGL-2701 dated December 13, 2011, between the Company and the Center.

The occurrence of any one or more of the events defined as “Events of Default” in the above-referenced Loan Agreement shall constitute a default under this Note. Whenever such a default occurs, the entire balance outstanding hereunder and all other obligations of the Company to the Center (however acquired or evidenced) shall, at the option of the Center, become forthwith due and payable, without presentment, notice, protest or demand of any kind for the payment of the whole or any part hereof (all of which are expressly waived by the Company). In the event any installment or portion thereof is not paid in a timely fashion, subsequent payments will be applied first to the past due balance, specifically to the oldest maturing installment.

Upon default, the Center may employ an attorney to enforce the Center’s rights and remedies, and the Company hereby agrees to pay to the Center reasonable attorneys’ fee not exceeding a sum equal to fifteen percent (15%) of the outstanding balance owing on said Note, plus all other reasonable expenses incurred by the Center in exercising any of the Center’s rights and remedies upon default. Also, upon default, the unpaid principal, accrued interest, and all other

Loan #2012-SGL-2701

Sums due under this Note, if any, shall bear interest at the rate shown in the first paragraph of this Note, or the maximum rate permitted by law, whichever is lower. The rights and remedies of the Center as provided herein shall be cumulative and may be pursued singly, successively, or together against the property described in the Loan Agreement, or any Security Agreement made by the Company in favor of the Center, for payment or security, in the sole discretion of the Center. The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

This Note is governed and construed in accordance with the laws of the State of North Carolina, excepting only its conflict of law principles. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, in any respect, or in the event any one or more of the provisions of this Note would operate or would prospectively operate to invalidate this Note, then and in those events, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note, and the remain provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced or disturbed thereby.

Signed, sealed and delivered on the day and year first above written.

HEAT BIOLOGICS, INC.

By:	/s/ Jeffrey Wolf
Printed Name:	Jeffrey Wolf
Title:	CEO

(Notary block appears on the following page.)

Loan #2012-SGL-2701

STATE OF NORTH CAROLINA

COUNTY OF    Wake

I, Lisa Gillon, a Notary Public of Wake County, State of North Carolina do hereby certify that Jeffrey Wolf, (the “Signatory”), CEO [insert title of Signatory] of Heat Biologics, a                        corporation, personally appeared before me this day and by authority duly given, acknowledged the due execution of the foregoing instrument on behalf of the corporation.

I certify that the Signatory personally appeared before me this day, and

(Check one of the following and mark through all blank lines or space in this certificate)

☑  I have personal knowledge of the identity of the Signatory; or

☐  I have seen satisfactory evidence of the Signatory’s identity, by a current state or federal identification with the Signatory’s photograph in the form of:

(check one of the following)

☐  a driver’s license; or

☐  in the form of _____________________; or

☐  a credible witness has sworn to the identity of the Signatory.

The Signatory acknowledged to me that he/she voluntarily signed the foregoing instrument for the purpose stated therein and in the capacity indicated.

Witness my hand and official stamp or seal this 20th day of December 2011.

[Notary Seal of Lisa Gillon]	/s/ Lisa Gillon
Notary Public

	Print Name:	Lisa Gillon
[Note: Notary Public must sign exactly as on notary seal]

	My Commission Expires:	9/28/13

	E [NOTARY SEAL]	(MUST BE FULLY LEGIBLE)